Exhibit 10.22

MEMO FROM SIBLING ENTERTAINMENT HOLDINGS, INC.

Date: November 18, 2011

From: Gerald Sullivan, Chairman

TO:  Rob Copenhaver

RE: Conversion of Debt

As Chairman of Sibling Entertainment, I want to thank you for your willingness to help us by agreeing to accept shares of the common stock of SIBE in exchange for our obligations to you. Please accept this as support for the issuance as noted below:

On November 18, 2011, the Company entered into an agreement with Robert Copenhaver, a director, pursuant to which the Company issued 1,000,000 shares of common stock valued at
$130,000 as an incentive bonus. These were issued on November 18, 2011.

Please note that these shares are restricted under Rule 144 and cannot be traded for at least six (6) months. Also note that the stock trades infrequently, and there may be no trading market for the shares when you are ready to trade. Also note that the Series common stock, which you are an owner of, may convert into common stock and that event may cause dilution to the common stock, and reduce the share price, or market for the stock.

Thanks again, and I look forward to working with you going forward.

/s/ GERALD F. SULLIVAN
Gerald F. Sullivan
Chairman